Exhibit 99.1

Media Contact:	Investor Contact:
Barbara Henderson	Frank Lamberti
Vice President Global Corp. Comm.	Vice President Investor Relations
(310) 410-9600 ext. 32736	(310) 410-9600 ext. 32280

HERBALIFE LTD. ANNOUNCES RECORD 2004 NET SALES OF $1.3 BILLION Net Income Rose 25 percent to

$46.2 Million Excluding $71.5 Million of Pre-tax Recapitalization Expenses

LOS ANGELES, February 22, 2005 — Herbalife Ltd. (NYSE:  HLF) today reported record net sales for the full year 2004 of $1.3 billion, an increase of 13.0 percent compared to the prior year as the number of Distributor Supervisors increased 9 percent vs. 2003.  For the full year 2004, the company’s regions Europe, The Americas and Asia Pacific all achieved double digit net sales growth of 19.6 percent, 10.3 percent and 23.3 percent, respectively, while Japan net sales declined 17.2 percent.  The company opened its 59th country during 2004, and also introduced a new weight-management program under the Shapeworks™ brand in many of its markets.  Michael O. Johnson, the company’s chief executive officer said, “The company’s distributors achieved record levels of net sales in many of our 59 countries reflecting a unified leadership approach to improve the recruiting and retention of our distributors, and increased distributor retailing of our products.  At the highest level of our distributor organization, we added a record 89 new President’s Team members and two new Chairman’s Club members during the year reflecting strong vitality within the distributor organization.”

Excluding the effect of recapitalization transaction expenses in 2004, on a full-year basis the company’s net income rose 25 percent to $46.2 million compared to the $36.8 million reported in 2003.  Including pre-tax recapitalization expenses of $71.5 million, the company reported a net loss of $14.3 million, or a loss of 27 cents per share in line with management’s expectations. The recapitalization transactions that occurred in 2004 enabled the company to improve its capital structure and lower the amount, and cost, of its debt.  “The recent upgrades from Moody’s and S&P are a strong indication that the financial markets received our recapitalization favorably.  The company’s new debt structure will lower our annual interest expense and provide us with the flexibility to pre-pay term debt with our excess cash flow,” Johnson said.

Fourth Quarter – Additionally, the company achieved record fourth quarter net sales of $341.6 million, an increase of 13.8 percent vs. 2003.  Net sales in the company’s regions, Europe, The Americas and Asia Pacific achieved double digit growth of 21.0 percent, 11.1 percent and 21.0 percent, respectively, while the Japan market declined 14.8 percent.  Excluding the effect of pre-tax recapitalization transaction expenses of $56.0 million in the quarter, the company achieved net income of $7.4 million compared to the $1.1 million reported in 2003.  Including the impact of these pre-tax recapitalization expenses, the company reported a net loss of $37.4 million or a loss of 68 cents per share in line with management’s expectations. During the quarter the company was listed on the New York Stock Exchange and initialized the recapitalization of its balance sheet, reducing its debt by approximately $135 million.  “We are very excited about listing the company on the NYSE as the prestige and global name recognition of the exchange will enhance our Distributors’ recruiting and retailing activities,” said Johnson.

2004 Highlights

During 2004 the company held five regional Extravaganzas, in Nashville, Barcelona, Bangkok, Rio de Janeiro and Mexico City, where collectively over 70,000 distributors attended motivational and educational meetings and events to help them build stronger businesses.  130,000 distributors reached supervisor status setting a year-end record of 299,128, a 9 percent increase over 2003.  “We achieved a record level of 762 President’s Team members, an increase of 13 percent and added two new Chairman’s Club members bringing the total to 25, reflecting the vitality and success of our marketing plan.  But most importantly, we significantly improved the level of teamwork and trust throughout the organization that will provide the foundation for further growth and profitability,” said Johnson.  The company increased its investment in events and promotions by 11 percent during 2004.

The company substantially upgraded and modernized its weight-management product line, building upon a 25-year tradition of leadership in this category, with the introduction of the Shapeworks™ products.  The Shapeworks™ program is a science-based weight-management program that incorporates the power of personalized protein.  The company also introduced its Garden 7™ product, a dietary supplement that provides consumers with many phytonutrients that are found in fruits and vegetables.  Johnson added, “We focused our investments on innovative, science-based products to ensure that we have a sustainable and meaningful line-up of new products.  This will help us better target specific market segments and unique regional needs, and also capitalize on macro consumer health trends.”

The company made incremental investments in 2004 to turn around three markets.  The Korean market improved throughout the year, ending up 11 percent in net sales during the fourth quarter vs. 2003.   “The underlying plans and initiatives to improve Korea were put into place during the fourth quarter of 2003 and are just now beginning to show the kind of improvement we were expecting,” said Greg Probert, the company’s chief operating officer.  In the U.S., the company reported an 8 percent net sales decline for the full year, which is two points lower than the annual decline rate of 10 percent for the 2003 vs. 2002 period and in-line with expectations.  “For the first time in almost two years we experienced an increase in the number of new supervisors in the U.S. during the fourth quarter which indicates that the market is beginning to turn around,” Probert added.

The company invested approximately $30 million in capital expenditures primarily to expand its information technology infrastructure as it continues to roll-out Oracle on a global basis along with web-based distributor applications.  Additionally, the company upgraded its product testing capability and the capabilities of its China factory.

Regional Performance

Europe, the company’s largest region, reported net sales of $134.5 million in the fourth quarter, up 21.0 percent vs. fourth quarter 2003.    Excluding currency fluctuations net sales increased 9.5 percent.  On a full-year basis, net sales reached $536.2 million up 19.6 percent vs. 2003.  Excluding currency fluctuations, net sales increased 8.6 percent for the full year.  Total supervisors also increased to approximately 102,000 at year-end, up 20.7 percent vs. 2003.

The Americas reported net sales of $124.8 million in the fourth quarter, up 11.1 percent vs. fourth quarter 2003.  On a full year basis, net sales reached $468.2 million up 10.3 percent vs. 2003.  Total supervisors also increased to approximately 125,000, up 13.1 percent vs. 2003.

Asia/Pacific reported net sales of $57.5 million in the fourth quarter, up 21.0 percent vs. fourth quarter 2003.  Excluding currency fluctuations, net sales increased 19.3 percent.  On a full year basis, net sales reached $206.5 million up 23.3 percent vs. 2003.  Excluding currency fluctuations, net sales increased 19.2 percent for the full year.  Total supervisors maintained its level of approximately 55,000 compared to 2003.

Japan reported net sales of $24.8 million in the fourth quarter, down 14.8 percent vs. fourth quarter 2003.  Excluding currency fluctuations, net sales decreased 17.3 percent.  On a full year basis, net sales declined to $98.7 million down 17.2 percent vs. 2003.  Excluding currency fluctuations, net sales decreased 22.9 percent for the full year.  Total supervisors declined to approximately 17,000, down 31.1 percent vs. 2003.

2005 Key Initiatives & Earnings Per Share Guidance

The company will focus on five key strategies in 2005.  The company has developed a distributor strategy, a direct-to-consumer strategy, a product strategy, a China strategy and an infrastructure strategy that will provide the foundation for future top and bottom line growth.  The company also announced plans to globalize key sales initiatives.  Additionally the company plans to introduce a new science-based personal care line and a new energy drink (patent pending) to help its distributors increase their recruiting, retailing and retention initiatives by targeting new demographics and market segments.  “All of our investments are targeted at helping our distributors with product retailing, recruitment, and retention in order to improve and grow their businesses on a global basis,” said Probert.

The company provided 2005 EPS guidance of  24 cents per share to 26 cents per share for its first quarter and $1.10 to $1.15 per share for its full year, excluding $14.3 million of costs associated with the 40 percent claw-back of its 9 ½ percent Notes.

Fourth Quarter Earnings Call

The company also announced that its fourth quarter 2004 earnings conference call will be conducted on February 23, 2005 at 9A.M. P.S.T.  The conference call numbers are (866) 261-7282 for domestic callers, and (703) 639-1230 for calls made outside the U.S.  The pass-code is *643447* for both call types.  Additionally, the conference call will be webcast.

The link to the webcast can be obtained on Investor Relations section of the company’s web site at www.Herbalife.com.

About Herbalife Ltd.

Herbalife is a global network marketing company offering a range of science-based weight management products, nutritional supplements and personal care products intended to support weight management and a healthy lifestyle.  (HLFE)

Disclosure Regarding Forward-Looking Statements

Except for historical information contained herein, the matters set forth in this press release are “forward-looking statements.”  All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any projections of earnings, revenue or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new services or developments; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing.  Forward-looking statements may include the words, “may,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect,” or “anticipate” and any other similar words.

Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements.  Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, such as those disclosed in this press release.  Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in forward-looking statements include, among others, the following:

•                  our relationships with, and our ability to influence the actions of, our distributors;

•                  adverse publicity associated with our products or network marketing organization;

•                  changing consumer preferences and demands;

•                  the competitive nature of our business;

•                  regulatory matters governing our products and network marketing program;

•                  risks associated with operating internationally, including foreign exchange risks;

•                  our dependence on increased penetration of existing markets;

•                  contractual limitations on our ability to expand our business;

•                  our reliance on our information technology infrastructure and outside manufacturers;

•                  the sufficiency of trademarks and other intellectual property rights;

•                  product concentration;

•                  our reliance on our management team;

•                  product liability claims;

•                  uncertainties relating to the application of transfer pricing and similar tax regulations; and

•                  taxation relating to our distributors.

Herbalife Ltd

Consolidated Statements of Income

(In thousands, except per share data)

	Quarter Ended		Year Ended
	12/31/04	12/31/03	12/31/04	12/31/03

Europe	$134,516	$111,127	$536,154	$448,205
The Americas	124,775	112,342	468,240	424,408
Asia/Pacific Rim	57,546	47,549	206,523	167,526
Japan	24,804	29,107	98,746	119,294
Worldwide net sales	341,641	300,125	1,309,663	1,159,433
Cost of Sales	71,089	61,437	269,913	235,785
Gross Profit	270,552	238,688	1,039,750	923,648
Royalty Overrides	122,526	107,389	464,892	415,351
SGA	120,329	119,072	436,139	401,261
Operating Income	27,697	12,227	138,719	107,036
Interest Expense - net	(68,071)	(9,862)	(123,305)	(41,468)
Income before income taxes	(40,374)	2,365	15,414	65,569
Income Taxes	(2,968)	1,302	29,725	28,721
Net Income	(37,406)	1,063	(14,311)	36,847

Basic Shares	55,256	—	52,911	—
Diluted Shares	58,055	54,339	55,508	53,446

Basic EPS	$(0.68)	N/A	$(0.27)	N/A
Diluted EPS	$(0.68)	$0.02	$(0.27)	$0.69

Herbalife Ltd.

Consolidated Balance Sheets

As of December 31, 2004 and 2003

(In thousands)

	2004	2003
ASSETS
Current Assets:
Cash & cash equivalents	$201,577	$156,380
Inventory, net	71,092	59,397
Other current assets	97,244	61,966
Total Current Assets	369,913	277,743

Property and equipment, net	55,390	45,411
Other Assets	26,869	60,413
Goodwill	167,517	167,517
Intangible assets, net	329,012	352,880

Total Assets	$948,701	$903,964

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities
Accounts payable	24,457	22,526
Royalty Overrides	85,304	76,522
Accrued expenses	113,999	78,796
Current portion of long term debt	13,067	72,377
Other current liabilities	27,418	26,001
Total Current Liabilities	264,245	276,222

Long-term debt, net of current portion	473,150	252,917
Other long-term liabilities	146,964	137,037
Total Liabilities	884,359	666,176

Shareholders’ equity:
Common shares	137	—
Preferred shares	—	102
Additional paid in capital	208,279	183,407
Accumulated other comprehensive income	3,923	3,427
Retained earnings	(147,997)	50,852
Total Shareholders’ Equity	64,342	237,788

Total liabilities and shareholders’ equity	$948,701	$903,964

Herbalife Ltd.

Supervisors by Market

(In whole numbers)

Region	Dec. 31 2004	Dec. 31 2003	% Chg

The Americas	124,605	110,165	13%
Europe	102,203	84,665	21%
Asia/Pacific Rim (excl. JPN)	55,460	55,564	0%
Japan	16,860	24,485	-31%
Worldwide	299,128	274,879	9%

Herbalife Ltd.

Volume Points by Market

(In millions)

	Quarter Ended			Year Ended
Region	12/31/04	12/31/03	% Chg	12/31/04	12/31/03	% Chg

The Americas	205.4	184.6	11%	761.7	688.1	11%
Europe	137.2	128.5	7%	574.5	525.0	9%
Asia/Pacific Rim (excl. JPN)	73.0	63.0	16%	269.2	229.4	17%
Japan	17.7	25.4	-30%	72.7	102.5	-29%
Worldwide	433.3	401.4	8%	1,678.2	1,545.0	9%

Herbalife Ltd.

2005 Guidance

For Quarter Ending March 31, 2005

	Low	High

Net Sales Growth Rate vs. 2004	7.5%	8.5%
Gross Profit % Net Sales	79.5%	79.7%
Royalty Overrides % Net Sales	35.5%	35.6%
SGA % Net Sales	32.2%	32.6%
Operating Income % Net Sales	11.3%	12.0%
Interest Income/(Expense) ($ mm’s) (1)	$(7.6)	$(8.6)
Effective Tax Rate (1)	43.0%	43.0%
EPS	$0.24	$0.26
Capex ($ mm’s)	$10.0	$15.0

(1)    Excludes $14.3mm of costs associated with the 40% claw-back of the 9 1/2% Notes

Herbalife Ltd.

2005 Guidance

For Year Ending December 31, 2005

	Low	High

Net Sales Growth Rate vs. 2004	6.5%	8.5%
Gross Profit % Net Sales	79.4%	80.0%
Royalty Overrides % Net Sales	35.4%	35.6%
SGA % Net Sales	32.1%	33.4%
Operating Income % Net Sales	10.4%	12.5%
Interest Income/(Expense) ($ mm’s) (1)	$(26.0)	$(27.0)
Effective Tax Rate (1)	43.0%	43.0%
EPS	$1.10	$1.15
Capex ($ mm’s)	$40.0	$45.0

(1)    Excludes $14.3mm of costs associated with the 40% claw-back of the 9 1/2% Notes

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